Exhibit 6.8

PLACEMENT AGENT AGREEMENT

June 10, 2019

Spartan Capital Securities, LLC

45 Broadway

New York, New York 10006

Re:	Placement Agent Agreement Gentlemen:

This letter is in confirmation of our agreement with you pertaining to the private offering (the “Offering”), coordinated by Spartan Capital Securities (the “Placement Agent,” “Spartan,” “you” or its correlatives) as its exclusive placement agent for a private offering of a minimum of 33,333 (the “Minimum Offering”) of units (the “Units”), with each Unit consisting of (i) one (1) share of common stock (the “Common Stock”) of Alzamend Neuro, Inc. (the “Company”) and (ii) one warrant to purchase one half (0.5) share of the Company’s Common Stock (each a “Warrant”), at a price of $1.50 per Unit and a maximum offering of up to 1,666,666 of such Units (the “Maximum Offering”). The Placement Agent may, with the prior written consent of the Company, increase the Maximum Offering by up to forty percent (40%) (200,000 Units) to cover over-allotments (the “Over-Allotment Option”). The Offering will be made on a “best efforts, all or none” basis with respect to the Minimum Offering and thereafter on a “best efforts” basis for up to the Maximum Offering. Upon execution of this Agreement, the following terms and conditions shall constitute a legally binding agreement on the part of the parties executing this Agreement.

SECTION 1.	Description of Securities

(a)       The Common Stock to be offered and sold in the Offering shall conform in all material respects to the description thereof contained in the Confidential Private Placement Memorandum that shall be prepared by the Company (as the same may be amended or supplemented from time to time, and including all exhibits and appendices attached thereto, the “Memorandum”), which will contain (i) a description of the Company and its business, assets, prospects and management; (ii) the terms and conditions of the Offering; (iii) a description of the securities being offered; and (iv) certain financial information. The final form of the Memorandum shall be subject to the review and approval of the Placement Agent The Placement Agent shall be entitled to rely on the accuracy and completeness of all information provided by the Company, including information incorporated by reference into the Memorandum. Additionally, representatives of the Company shall be available to answer questions 04 and to provide additional information to, Placement Agent and any potential investors upon the reasonable request of the Placement Agent.

(b)       The Offering will be conducted to raise from investors a maximum of $2,500,000 from the sale of 1,666,666 Units at a price of $1.50 per Unit (the “Purchase Price”). The Warrants included in the Units will have a five (5) year term and shall be exercisable for Common Stock at an exercise price of $3.00 per share. Assuming the successful completion of the Offering, the capitalization shall be as set forth in the Memorandum.

SECTION 2.	Representations and Warranties

The Company represents and warrants to Spartan as follows:

(a)	The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the consummation by the Company of the transactions herein contemplated and compliance by the Company with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and when duly executed and delivered by the Company this Agreement will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)	The execution, delivery and the performance of this Agreement, and the issuance of the Units, do not and will not at each closing of the Offering (each a “Closing”) conflict with the Company’s Certificate of Incorporation, as amended, or Bylaws, or result in a breach of any terms or provisions of, or constitute a default under, any contract, agreement or instrument to which the Company is a party or by which the Company is bound.

(c)	From the date of commencement of sales until completion of the Offering, the Memorandum will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, (i) the Company will undertake no obligation to update the Memorandum except as required by law, and (ii) none of the representations and warranties set forth in this paragraph applies to any statements and/or omissions from the Memorandum made in reliance on or in conformity with information produced in writing to the Company by Spartan expressly for inclusion in the Memorandum. The Company confirms that statistical market and industry data included in the Memorandum shall be based on or derived from sources believed to be reliable and accurate.

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(d)	The Company is, and at each Closing will be, a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company has, and at each Closing will have, the power and authority to conduct all of the activities conducted by it, to own or lease all of the assets owned or leased by it and to conduct its business as described in the Memorandum. The Company is, and at each Closing will be, duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted by it or the character of the assets owned or leased by it makes such license or qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the Company.

(e)	Subsequent to the date hereof and prior to each Closing, the Company will not acquire any of its equity securities and will not issue any of its securities other than pursuant to currently outstanding stock options, warrants or convertible securities. Except as set forth herein or to be referred to in the Memorandum, the Company does not have outstanding, and at each Closing will not have outstanding, any stock options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into or any contracts or commitments to issue or sell, shares of the Common Stock or any such options, rights, warrants, convertible securities or obligations.

(f)	The Company has no subsidiaries, nor does it have any equity interest in any partnership, joint venture, association or other entity.

(g)	There are no actions, suits or proceedings pending, or to the knowledge of the Company threatened, against or affecting the Company or its business, financial condition, results of operations or material properties before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding would materially and adversely affect (i) the Company or its businesses, financial condition, results of operations or material properties taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement.

(h)	The Company is not in violation of its Certificate of Incorporation or Bylaws. Neither the execution and delivery of this Agreement, nor the issuance and sale of the Units sold in the Offering, nor the consummation of any of the transactions contemplated herein, nor the compliance by the Company with the terms and provisions hereof has conflicted with or will conflict with or has resulted in or will result in a breach of any of the terms and provisions of. or has constituted or will constitute a default under, or has resulted in or will result in the creation or imposition of any lien, charge or encumbrance upon any material property or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust, note, loan or credit agreement or any other agreement or instrument to which the Company is a party or by which the Company may be bound or to which any of the property or assets of the Company is subject; nor will such action result in any violation of the provisions of the Certificate of Incorporation or Bylaws or any statute, order, rule or regulation applicable to the Company or of any federal, state or other judicial, administrative or regulatory authority or other government body having jurisdiction over the Company.

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(i)	As of each Closing, the issuance and sale of the Units will have been duly and validly authorized by all required corporate action. The shares of Common Stock included in the Units (the “Shares”) and the shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares” and with the Units and the Shares, the “Securities”), upon issuance, will be validly issued, fully paid and non assessable. None of the Securities will be subject to the preemptive rights of any security holder.

(j)	All issued and outstanding securities of the Company have been duly authorized and validly issued and the outstanding securities of the Company are fully paid and non-assessable; and none of such securities was issued in violation of the pre-emptive rights of any holders of any security of the Company.

(k)	The Company has good and marketable title to all properties and assets free and clear of all liens, charges, encumbrances or restrictions, except such liens, charges, encumbrances or restrictions as are not material to the business of the Company or as set forth in the Memorandum or such encumbrances which could not reasonably be expected to have a material adverse effect on the Company’s property or assets. The Company has valid and enforceable leases or licenses for the material properties as used by it in the operation of its business. All rentals, royalties or other payments accruing under any such licenses or leases which became due prior to the date of this Agreement have been duly paid, and neither the Company nor to the Company’s knowledge any other party is in material default thereunder, and, to the knowledge of the Company, no event has occurred which, with the lapse of time or the giving of notice, or both would constitute a material default thereunder.

(l)	All taxes that are due from the Company have been paid in full (or adequate accruals for the payment thereof have been provided for in its accounting records). Except as set forth in the Company Disclosure Letter delivered by the Company to the Placement Agent with this Agreement (the “Disclosure Letter”), the Company has filed all federal, state, municipal and local tax returns relating to the Company (whether relating to income, sales, franchise, withholding, real or personal property or other types of taxes) required to be filed under the laws of the United States and applicable states or it has duly obtained extensions of time for the filing thereof. The tax returns heretofore filed by the Company correctly reflect the amount of the Company’s tax liability thereunder. The Company has withheld, collected and paid all other levies, assessments, license fees and taxes to the extent required and, with respect to payments, to the extent that the same have become due and payable. The Company has not executed or filed with any taxing authority, foreign or domestic, any agreement extending the period for assessment or collection of any income taxes nor is it a party to any pending action or proceeding by any foreign or domestic governmental agency for assessment or collection of taxes; and no claims for assessment or collection of taxes have been asserted against the Company.

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(m)	Except for the filing of (i) Form D under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) other than as may be required under applicable state securities or Blue Sky laws, no authorization, approval, consent order, registration, certification, license or permit (collectively, “Permits”) of any court or governmental agency or body, is required for the valid authorization, issuance, sale and delivery of the Securities, subject to compliance by Spartan and the investors in the Securities with regulations regarding an offering to accredited investors under Regulation D promulgated under the Securities Act.

(n)	The Company has not directly or indirectly, at any time, (A) made any contributions to any candidate for political office, or failed to disclose fully any such contribution in violation of law or (B) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments or contributions required or allowed by applicable law.

(o)	The Company is not disqualified from the exemption under Rule 506 contained in Regulation D by virtue of the disqualifications contained in Rule 506(d), or the exemption under Regulation D by virtue of the disqualifications contained in Rule 507.

(p)	Other than any payments to Spartan hereunder, the Company has not incurred any liability for any finder’s fee or similar payments in connection with the transactions herein contemplated. The Company has not engaged any other party to offer for sale securities of the Company after the date hereof.

(q)	The Company owns or possesses, or can acquire on reasonable terms, adequate and enforceable rights to use all trademarks, service marks, copyrights, patent rights, trade secrets or other confidential information currently used in the conduct of its business that shall be disclosed in the Memorandum (the “Intangibles”). To the Company’s knowledge, the Company is not infringing upon the rights of others with respect to the Intangibles and has not received any notice of conflict with the asserted rights of others with respect to the Intangibles which could, singly or in the aggregate, reasonably be expected to materially and adversely affect the Company’s business, financial condition, results of operations or prospects, and the Company does not know of any basis therefor. To the Company’s knowledge, no other party has infringed upon the Intangibles.

(r)	The Memorandum, as supplemented or amended from time to time, will, to the best of the Company’s knowledge after reasonable investigation, contain information materially accurate as of the date specified therein, including, without limitation:

(A)	The terms of the Offering;

(B)	a description of the Common Stock;

(C)	a description of the business conducted by the Company;

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(D)	the financial condition of the Company;

(E)	past material activities of the Company;

(F)	commissions and compensation to be paid to the Placement Agent in connection with the Offering;

(G)	disclosure of material contracts, agreements or other business arrangements, which affect or are related to the business conducted by the Company and to be conducted by the Company;

(H)	information regarding the Company, its management, material obligations, liabilities, any pending or threatened lawsuits or proceedings, and recent material adverse changes in its financial condition;

(I)	any appropriate legends and such other information or material as the Placement Agent may reasonably request be included therein;

(J)	to the extent applicable, information regarding any and all of the Company’s “employee benefit plans” (within the meaning of Section 3(3) of the Employment Retirement Security Act of 1974, as amended, and any other employee benefit or fringe benefit plans, arrangements, practices, contracts, policies or programs, including, without limitation, employee stock option plans; and

(K)	information regarding certain relationships and related transactions as would be required under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(s)	The financial statements (including the schedules and notes thereto) of the Company to be included in the Memorandum shall present fairly the financial position of the Company as of the dates thereof, and the results of operations and changes in financial position of the Company for the periods indicated therein shall be in conformity with generally accepted accounting (“GAAP”) principles applied on a consistent basis throughout the periods involved, except in the case of semi annual periods to the extent they may exclude footnotes or may require normal year-end audit adjustments.

(t)	Except to the extent reflected or reserved against in the financial statements of the Company that shall be included in the Memorandum, or as otherwise described in the Memorandum, the Company has had no material liabilities, debts, obligations or claims asserted against it, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, without limitation, liabilities on account of taxes, other governmental charges or lawsuits brought subsequent to such date.

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(u)	Subsequent to the respective dates as of which information is set forth in the Memorandum and prior to each Closing, except as shall be set forth in the Memorandum, (i) other than with respect to the Placement Agent, the Company has not incurred and will not have incurred any material liabilities or obligations, direct or contingent, and has not entered into any material transactions other than as contemplated by the business plan of the Company in the Memorandum, and will not enter into any material transaction without disclosing such material transaction to the Placement Agent, (ii) the Company has not and will not have paid or declared any cash dividends or other distribution on its capital stock, and (iii) there has not been any material adverse change in the business, properties, financial condition, results of operations or prospects of the Company, or in the book value of the assets of the Company, arising from any reason whatsoever.

(v)	Except as shall be set forth in the Memorandum, the Company does not have, and at will not have, any material contingent obligations.

(w)	Except as shall be set forth in the Memorandum, the Company has not (i) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, or entered into any transaction other than in the ordinary course of business, nor (ii) declared or paid any dividend or made any other distribution on or in respect to its capital stock.

(x)	Each contract or other instrument to which the Company is a party or by which its properties or business is or may be bound or affected and to which reference shall be made in the Memorandum has been duly and validly executed by the Company and, assuming that such contracts or other instruments have been properly executed by the parties other than the Company, is in full force and effect in all material respects and, to the Company’s knowledge, is enforceable against the parties thereto in accordance with its terms, and none of such contracts or instruments has been assigned by the Company; except as may be described in the Memorandum, neither the Company nor, to its knowledge, any other party is in default thereunder and no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute a default thereunder. None of the material provisions of such contracts or instruments violates any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court having jurisdiction over the Company or its assets or business.

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(y)	Except as set forth in the Disclosure Letter, the Company has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it under the Securities Act and the Exchange Act (including all required exhibits thereto), for the 12 months preceding the date hereof (the foregoing materials, as the same may be amended, and including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), and any notices, reports or other filings pursuant to applicable requirements of the Securities and Exchange Commission (“Commission”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements (i) have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and (ii) fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Except as set forth in the SEC Reports, the Company has no material liability of any nature (whether accrued, absolute, contingent or otherwise) that is required by GAAP to be included in such financial statements other than liabilities arising after the date of the most recent balance sheet included in such financial statements which were incurred in the ordinary course of business consistent with past practice.

(z)	Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a material adverse effect on the Company’s business, operating results, financial condition or prospects, except as has been reasonably cured by the Company, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice or (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting except as otherwise required pursuant to GAAP, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate (as that term is defined in Rule 501(a) of the Securities Act), except in connection with any employment agreement(s) entered into with any officer of the Company as described in the Disclosure Letter.

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(aa)	Except as shall be set forth in the Memorandum, the Company does not have any employee benefit plans (including, without limitation, profit sharing and welfare benefit plans) or deferred compensation arrangements that are subject to the provisions of the Employee Retirement Income Security Act of 1974.

(bb)	Except as described in the Disclosure Letter, the Company has not directly or indirectly, at any time, (A) made any contributions to any candidate for political office, or failed to disclose fully any such contributions in violation of law or (B) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments or contributions required or allowed by applicable law.

(cc)	Assuming the accuracy of the representations and warranties of the Placement Agent contained herein and of the purchasers contained in the Subscription Documents, the offer and sale of the Securities by the Company will satisfy and at each Closing will have satisfied all of the requirements of Regulation D, and the Company is not disqualified from the exemption provided by Regulation D by virtue of the disqualifications contained in Rule 506(d) or Rule 507. The Memorandum and related documents shall conform in all material respects with the requirements of Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and with the requirements of all other published rules and regulations of the Commission and state blue sky securities laws currently in effect relating to “private offerings.”

The Placement Agent represents and warrants to the Company as follows:

(a)	The Placement Agent is, and at each Closing, will be, a limited liability company, validly existing and in good standing under the laws of its jurisdiction. The Placement Agent is, and at each Closing Time will be, duly licensed and qualified in good standing as a broker-dealer authorized conduct private placements under the rules and regulations of the Commission and the Financial Industry Regulatory Authority (“FINRA”).

(b)	This Agreement has been duly authorized, executed and delivered by the Placement Agent and is a valid and binding agreement on its part. Neither the execution and delivery of this Agreement, nor the consummation of any of the transactions contemplated herein, nor the compliance by the Placement Agent with the terms and provisions hereof has conflicted with or will conflict with or has resulted in or will result in a breach of, any of the terms and provisions of, or has constituted or will constitute a default under, or has resulted in or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Placement Agent pursuant to the terms of any indenture, mortgage, deed of trust, note, loan or credit agreement or any other agreement or instrument to which the Placement Agent is a party or by which the Placement Agent may be bound or to which any of its properties or assets is subject; nor will such action result in any violation of the provisions of the certificate of incorporation or the bylaws of the Placement Agent or any statute, order, rule or regulation applicable to the Placement Agent or of any federal, state or other judicial, administrative or regulatory authority or other government body having jurisdiction over the Placement Agent.

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(c)	The Placement Agent has not made any of the prospective investors aware of, and to the knowledge of the Placement Agent no investor is aware of and therefore is in no way relying on, and did not become aware of the Offering through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television, radio or over the Internet, in connection with the Offering and is not subscribing for the Securities and did not become aware of the Offering through or as a result of any seminar or meeting to which the investor was invited by, or any solicitation of a subscription by, a person not previously known to the investor in connection with investments in securities generally. Specifically, the Placement Agent has never communicated with any of the prospective investors about the Company’s Offering Circular as filed with the Commission or any other filing the Company has made with the Commission. The Placement Agent agrees and acknowledges that any breach of this representation and warranty could deprive the Company of its ability to rely on Rule 506 promulgated by the Commission under Section 4(a)(2) of the Securities Act.

(d)	The Placement Agent will not solicit offers or sales of the Securities to any person with whom or with which it has not had a pre-existing relationship for at least three (3) months, all of which persons shall be “accredited investors” as such term is defined in Rule 501 of the Securities Act.

SECTION 3.	Purchase, Sale and Delivery of the Units; Closing; Escrow

(a)       On the basis of the representations and warranties contained in this Agreement and subject to the terms and conditions herein set forth, the Company hereby appoints the Placement Agent as exclusive agent to offer and sell to “accredited investors,” as such term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act, the Units at the Purchase Price. The Placement Agent hereby accepts such appointment and agrees to use its reasonable best efforts to act as agent for the Company to sell the Units. The Offering will commence at such time as the Offering Documents (as defined below) are in a form satisfactory to Placement Agent and the Company and shall terminate upon the earlier of the sale of 1,666,666 Units in the Offering (subject to the Over-Allotment Option), September 30, 2019 or such later date as may be agreed upon by the Company and the Placement Agent (such date, the “Offering Expiration Date” and such period, the “Offering Period”).

(b)       The Parties hereto shall enter into an escrow agreement at or prior to the initial Closing with Signature as escrow agent (the “Escrow Agent”), or such other escrow agent as may be mutually agreed upon by the parties hereto. The escrow agreement will provide for the direct disbursement of all fees and funds held by the Escrow Agent.

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SECTION 4.	Placement Agent Compensation

(a)       Upon the initial closing of the Offering the Company shall pay to the Placement Agent a non-refundable retention fee of Twenty-Five Thousand Dollars ($25,000) and issue to the Placement Agent 500,000 shares of the Company’s Common Stock. The retention fee is to be deducted by the Escrow Agent from the Funds received in the Escrow Account at such initial Closing.

(b)       As compensation for the services to be rendered by the Placement Agent, in connection with the sale of Units in the Offering, the Company, upon each Closing of the Offering, shall pay to the Placement Agent a placement fee equal to ten percent (10%) of the gross proceeds derived from the sale of the Units subscribed for by investors introduced by the Placement Agent or sub-agents of the Placement Agent which the Placement Agent may permit to participate in the Offering (the “Placement Agent Fee”), in cash. The Placement Agent Fees are to be deducted by the Escrow Agent from the Funds received in the Escrow Account at each Closing.

(c)       At each Closing, the Company will pay the Placement Agent a non- accountable expense allowance equal to five percent (5%) of the gross proceeds from the sale of the Units consummated at such Closing (the “Placement Agent Expense Allowance”). The Placement Agent will not bear any of the Company’s legal, accounting, printing or other expenses in connection with any transaction contemplated hereby. The Placement Agent will pay for its own expenses, including its legal fees and expenses, from the Placement Agent Expense Allowance. The Placement Agent Allowance is to be deducted by the Escrow Agent from the funds received in the Escrow Account at each Closing.

(d)       As additional compensation for Placement Agent’s services, the Company shall grant and deliver to the Placement Agent (or its designated nominees) warrants to purchase a number of Units (the “Placement Agent Warrants”) equal to ten percent (10%) of the number of Units sold in the Offering. If the Offering is consummated by means of more than one Closing, the Placement Agent shall be entitled to receive Placement Agent Warrants at each Closing. The Placement Agent Warrants shall be exercisable at any time during the five (5) year period after the date of issuance shall have an exercise price of $1.75 per share and shall contain provisions pertaining to cashless exercise, standard anti-dilution protection and piggyback registration rights as are customarily contained in warrants received by a placement agent in similar transactions.

SECTION 5.	Offering Documents

The Company will deliver to Placement Agent, without charge, as many copies as Placement Agent reasonably requests of the Memorandum, including any exhibits attached thereto (the “Offering Documents”). All mailing and other expenses associated with distribution of the Offering Documents to any person, including, without limitation, potential investors, shall be paid by the Company. If during the Offering Period the Company becomes aware of any event, as a result of which the Memorandum, as then amended or supplemented, would include an untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading, or if it shall be necessary to amend or supplement the Memorandum to comply with applicable law, the Company shall forthwith notify the Placement Agent thereof, and furnish to the Placement Agent in such quantities as may be reasonably requested, a supplement to, or an amended and supplemented Memorandum which corrects such statements or omissions or causes the Memorandum to comply with applicable law. Prior to any Closing or earlier termination of the Offering, no copies of the Memorandum or any exhibit thereto, or any material prepared by the Company in connection with the Offering will be given without the prior written permission of the Placement Agent which permission will not be unreasonably withheld, conditioned or delayed, by the Company or its counsel or by any principal or agent of the Company to any person not a party to this Agreement, unless (i) such person is a director or principal stockholder of, counsel to, accountant for, or directly employed by, the Company, or is named in the Memorandum (ii) such delivery is made to a state or federal regulatory agency in connection with a specific legal requirement of the Offering, or (iii) such delivery is required pursuant to the order of a court, a state or federal regulatory agency or applicable law.

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SECTION 6.	Covenants

(a)          The Company covenants and agrees with the Placement Agent as follows:

(i)        The Company shall apply the net proceeds from the Offering in the manner set forth under the heading “USE OF PROCEEDS” in the Memorandum and Exhibit A hereto.

(ii)       The Company shall make all “blue sky” filings required in connection with the Offering.

(iii)       During the twenty-four (24) month period following the final Closing, the Company shall not, without the prior written consent of the Placement Agent, incur indebtedness for borrowed money in an aggregate amount in excess of $250,000.

(iv)      The Company will not file a Form 1-A Offering Statement with the Commission until the Offering is completed or terminated.

(v)       In the event that the Company does not file a Form 1-A Offering Statement, within ten (10) business days after the completion or termination of the Offering, then the Company shall within five (5) business days after the expiration of such ten (10) business day period, issue to: (a) any investor who purchased Units in the Offering a number of shares of its Common Stock equal to the number of Units purchased by such investor in the Offering, (b) Spartan 4,100,000 [NOTE# to be confirmed]shares of its Common Stock, (c) William Coons 1,250,000 shares of its Common Stock and (d) to the transferees of 900,000 shares of Common Stock previously held by the Placement Agent an additional 900,000 shares of its Common Stock.

(vi)      The Company shall not engage in any transaction with any entity that is an Affiliate (as such term is defined in Rule 501(b) of the Securities Act) of Milton “Todd” Ault III for a two year period following the final closing of the Offering without the Placement Agent’s prior written consent it being understood that the Placement Agent has consented to the sale of 10,000,000 shares of the Company’s Common Stock to Ault Life Sciences Fund, LLC at $1.50 per share and the issuance of warrants to purchase 5,000,000 shares of its Common Stock with an exercise price of $3.00 per share to Ault Life Sciences Fund, LLC in connection with such sale.

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(vii)     The Company shall not designate any individual other than its Chief Executive Officer or Chief Financial Officer to be a signatory on any bank or investment account during the two (2) year period following the final Closing of the Offering.

(viii)    If a Closing of the Offering occurs, the Company shall not employ Gary Gottlieb; provided, however, the Company shall be permitted to engage Gary Gottlieb to provide services as a consultant provided that he qualifies as an “independent contractor” and is not considered an “employee” for federal tax purposes.

(ix)       Upon or before the initial Closing of the Offering, the Company shall have entered into an employment agreement with Stephan Jackman having a term of at least two (2) years.

(x)        If a Closing of the Offering occurs, then in the event that the Company receives an offer from a pharmaceutical company to acquire the LiProSal product, then during the two (2) year period following such offer, all meetings of the Company’s Board of Directors with respect to any such proposed acquisition shall take place at the Placement Agent’s headquarters and the Chief Executive Officer of Spartan shall be entitled to attend such meetings as an observer.

(xi)       If a Closing of the Offering occurs, then in the event that the Company fails to file with the Commission any annual or semi-annual report on a timely basis (subject to any extension period permitted by the Commission’s regulations), then for each late filing, Spartan will have the right to designate a replacement of one (1) member of the Company’s Board of Directors (other than Will Horne or Milton “Todd” Ault III) for a period of one (1) year after the date that the report was required to be filed, and the Company shall take all steps necessary to remove the replaced director from its Board of Directors

(xii)      Upon the initial Closing of the Offering and until the later of two (2) years following the initial Closing of the Offering and such time as the Common Stock is listed on a national securities exchange, the Placement Agent shall have the right to designate one (1) member of the Company’s Board of Directors, subject to the Company’s approval, which shall not be unreasonably delayed, conditioned or withheld, and the Company agrees to take such actions as may be necessary to effect such appointment, including increasing the size of the Board of Directors.

(xiii)     In the event that at any time prior to the consummation of a Qualified Financing (as defined below) the Company issues shares of Common Stock at a price lower than the Purchase Price (subject to adjustment in the case of stock splits, reverse stock splits, stock dividends and similar transactions) or issues securities convertible into or exercisable for shares of its Common Stock having an exercise or conversion price less than the Purchase Price, then the Company shall issue to (i) each of the investors in the Offering (with respect to the Shares purchased by such investor in the Offering), (ii) the Placement Agent (with respect to 4,100,000 [NOTE # to be confirmed]protected shares of Common Stock held by the Placement Agent and the 500,000 shares of Common Stock issuable to the Placement Agent pursuant to this Agreement), William Coons (with respect to 1,250,000 protected shares of Common Stock held by him) and the transferees of 900,000 protected shares of the Company’s Common Stock previously held by the Placement Agent, a number of shares of Common Stock determined pursuant to the following calculations:

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(A)	Determine value of holder’s investment or Deemed Investment with respect to the holder’s protected shares:

No. of protected shares x $1.50          =     investment or Deemed Investment

(B)	Determine adjusted purchase price of protected shares:

No. of shares outstanding prior to new issuance x $1.50 + consideration received upon new issuance

Total common shares outstanding after new issuance

(C)	Divide investment or Deemed Investment by adjusted purchase price:

Deemed Investment/adjusted purchase price

The conversion of the Company’s Series A Preferred Stock will be deemed a sale of shares of Common Stock at $.0004 per share.

By way of example, if 750,000 shares of Series A Preferred Stock are converted into 15,000,000 shares of Common Stock; the following calculation would be done with respect to the aggregate 6,250,000 protected shares held by the Placement Agent, William Coons and the transferees of the Placement Agent.

(A)	Deemed Investment:	6,250,000 x $1.50 = $9,375,000

(B)	61,872,128 x $1.50 + $6,000

61,872,128 + 15,000,000

Adjusted Purchase Price:	92,814,192/76,872,128 = $1.207

(C)	Deemed Investment ($9,375,000)/$1.207

Total shares due = 7,767,191

Shares due (7,767,191) - shares held (6,250,000) = 1,517,191 new shares to be issued.

The term “Qualified Financing” means the sale of equity securities by the Company in a single transaction or a series of related transactions registered under the Securities Act, resulting in gross proceeds to the Company of not less than $25,000,000.

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(xiv)     Contemporaneous with the execution of this Agreement, the Company shall enter an Uplisting Agreement with the Placement Agent in the form of Exhibit B hereto.

(b)          The Placement Agent covenants and agrees with the Company as follows:

(i)         Pursuant to its appointment hereunder, insofar as is under its control, the Placement Agent will conduct the Offering solely in the manner prescribed by Rule 506 of Regulation D and in this regard will:

(A)       Refrain from making any oral or written representations beyond those contained in the Memorandum;

(B)       Refrain from offering, offering for sale or selling any of the Shares by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D;

(C)       Prior to the sale of any of the Units, have reasonable grounds to believe, based solely on each subscriber’s Offering Documents, that each subscriber is an accredited investor within the meaning of Rule 501(a) of Regulation D;

(D)       Based solely on the representation of the subscriber in its Offering Documents, have no reason to believe that the subscriber is acquiring the Units for other than his, her or its own account;

(E)       Provide each offeree with a copy of the Memorandum during the course of the Offering;

(F)       During the course of the Offering, if it has been provided with a supplement or amendment to the Memorandum, promptly distribute such supplement or amendment to persons who previously received a copy of the initial Memorandum from it and whom or which it believes continues to be interested in the Offering, and include such supplement or amendment in all deliveries of the Memorandum made after receipt of any such supplement or amendment; and

(G)       Obtain a completed investor questionnaire from each prospective investor.

(ii)       Upon receipt of each Subscription Agreement and any funds paid by subscribers for Units, the Placement Agent will promptly deliver any accompanying check, bank draft or money order to the Escrow Agent for deposit with the Escrow Bank; except that it may promptly return all Offering Documents and funds to any subscriber whom it determines, based solely on a review of the Offering Documents, is not an accredited investor within the meaning of Rule 501(a) of Regulation D or whose check, bank draft or money order representing subscription funds is improperly drawn provided, however, that the Company shall be able to reject any subscriber’s Subscription Agreement for any reason or for no reason.

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SECTION 7.	Expenses

The Company, upon the closing of the Offering, will pay and bear all costs, fees, taxes and expenses incident to the performance of the obligations of the Company under this Agreement, including, but not limited to, all fees and expenses of counsel for the Company and of the Company’s accountants, transfer agents and any special agents appointed for the transfer of securities and the Escrow Agent, all “blue sky” filing fees, disbursements, registration expenses and qualification expenses required as part of the offering and the expenses and taxes incident to:

(i)         the issuance of the Units pursuant to the Offering Documents;

(ii)       all transfer taxes with respect to the sale and delivery of the Units sold pursuant to the Offering Documents.

(iii)       background checks obtained with respect to the Company’s management.

SECTION 8.	Conditions of Placement Agent’s Obligations

Spartan’s obligations under this Agreement to act as a placement agent as a member of FINRA are subject (as of the date hereof and as of each Closing), to the accuracy of and compliance with the representations and warranties of the Company and to the accuracy of the statements of the Company made pursuant to the provisions hereof and to the performance by the Company of its covenants and agreements hereunder, and to the following additional conditions:

(a)          Since the respective dates as of which information is given in the Memorandum:

(i)        there shall not have been any change in the capital stock of the Company or any material change in the long-term debt of the Company, except as set forth in or contemplated by the Memorandum;

(ii)       there shall not have been any material adverse change in the general affairs, management, financial position or result of operations of the Company, other than as set forth in or contemplated by the Memorandum or this Agreement;

(iii)      the Company shall not have sustained any material interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree, if in the judgment of the Placement Agent any such development referred to in clauses (i), (ii) or (iii) makes it impracticable or inadvisable to consummate the sale and delivery of the Units by the Placement Agent.

(b)          Since the respective dates as of which information is given herein, there shall have been no litigation instituted against the Company and since such dates there shall be no proceeding instituted or threatened against the Company or any of its officers or directors, before or by any federal, state or county co commission, regulatory body, administrative agency or other governmental body, domestic or foreign, in which litigation or proceeding an unfavorable ruling, decision or finding would materially and adversely affect the business, properties, financial condition or results of operations of the Company.

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(c)          Each of the representations and warranties of the Company contained herein shall be true and correct at the signing of this Agreement and at each Closing as if made at such Closing, and all covenants and agreements herein contained to be performed on the part of the Company and all conditions herein contained to be fulfilled or complied with by the Company at or prior to each Closing shall have been duly performed, fulfilled or complied with.

(d)          Each of Milton “Todd” Ault III and MCKEA Holdings, LLC shall have entered into a voting agreement in a form satisfactory to the Placement Agent pursuant to which they agree to vote all shares of capital stock of the Company owned by them or exercise written consents to remove a director as contemplated by Section 6(a)(xii).

SECTION 9.	Indemnification and Contribution

(a)          The Company agrees to indemnify and hold harmless the Placement Agent, and its directors, officers, members, managers and employees and Placement Agent’s legal counsel, each person, if any, who controls the Placement Agent within the meaning of the Securities Act or the Exchange Act, and each and all of them, from and against any and all losses, claims, damages, liabilities or actions, joint or several (including any investigation, negotiation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under the Securities Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Memorandum, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent any losses, claims, damages, liabilities or actions arise out of any such statement or omission relating to any information furnished in writing by or on behalf of the Placement Agent to the Company specifically for use in connection with the preparation of the Memorandum, or the omission of any statement or information as a result of the failure of the Placement Agent to provide any such information and (ii) the breach of any representation, warranty or covenant of the Company contained in this Agreement.

(b)          The Placement Agent agrees to indemnify and hold harmless each of the Company, and each of its directors and officers employees and legal counsel, and each person, if any, who controls the Company, within the meaning of Section 15 of the Securities Act,. and each and all of them, from and against any and all losses, claims, damages, liabilities or actions, (including any investigation, negotiation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under the Securities Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon (i) any statement in the Memorandum, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Placement Agent specifically for use in connection with the preparation of the Memorandum and (ii) the breach of any representation, warranty or covenant of the Placement Agent contained in this Agreement. In no event shall the indemnification and contribution obligations of Placement Agreement exceed the fees that Placement Agent has actually received pursuant to this Agreement

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(c)          Any party which proposes to assert the right to be indemnified under this Section 9 will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnifying party under this Section 9, notify each such indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served, but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 9 unless it shall adversely affect the indemnifying party in any material respect. In case any such action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent that is shall wish, jointly with any indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, other than reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless:

(i)        the employment of counsel by such indemnified party has been authorized by the indemnifying parties;

(ii)       counsel for the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying parties and the indemnified party in the conduct of the defense of such action (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party); or

(iii)      the indemnifying parties shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying parties. An indemnifying party shall not be liable for any settlement of any action or claims effected without its written consent

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(d)          If the indemnification provided for in this Section 9 is unavailable to any indemnified party in respect to any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party, as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand, and the Placement Agent on the other hand, from the Offering, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand, and of the Placement Agent on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand, and the Placement Agent on the other hand, shall be deemed to be in the same proportion as the total proceeds from the Offering (net of sales commissions, but before deducting expenses) received by the Company bear to the commissions received by the Placement Agent The relative fault of the Company on the one hand, and the Placement Agent on the other hand, will be determined with reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Company, and their relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount payable by a party as a result of the losses, claims, damages, liabilities or expenses referred to above will be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

(e)          The Company and the Placement Agent agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 9, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)           The rights to indemnification and contribution hereunder shall terminate on the later of (x) the third anniversary date of the final Closing and (y) the expiration of state (for each state in which the Units were offered) and Federal statutes of limitations prior to which a claim for a securities law violation must be brought.

SECTION 10.	Termination

(a)          The Offering will be conducted during the Offering Period, through the Offering Expiration Date, unless sooner terminated in accordance with this Section I0. The obligations of the Placement Agent to offer for sale any Units shall terminate upon the Offering Expiration Date. After the Offering Expiration Date, both the Placement Agent and the Company shall cease all solicitations for investment under the Memorandum and shall not distribute any offering materials to prospective investors identifying the Placement Agent as placement agent or as acting on behalf of the Company in any other capacity. Both the Company and the Placement Agent shall be entitled to furnish any of the Offering Documents or related documentation to any governmental entity with jurisdiction over each such party at such entity’s request.

(b)          The Placement Agent may terminate its engagement hereunder at any time in the event that: (i) any of the representations or warranties of the Company contained herein or in the Memorandum shall prove to have been false or misleading in any material respect when made or deemed made; (ii) the Company shall have failed to perform any of its material obligations hereunder or shall have abandoned the Offering; or (iii) there shall occur any event which materially and adversely affects the transactions contemplated hereby not occasioned by or arising out of or in connection with any breach or failure hereunder on the part of the Placement Agent.

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In the event of (x) any such termination occasioned by or arising out of or in connection with any breach (other than a breach of a representation which arises out of events occurring after the date hereof and over which the Company has no control) or failure hereunder on the part of the Company, described in clauses (i), (ii), or (iii) above or (y) any termination of the Offering or the engagement of Placement Agent by the Company, prior to the Offering Expiration Date, other than in the case of a termination of Placement Agent’s engagement by the Company in accordance with Section 10(c) below, in addition to other rights and remedies Placement Agent may have hereunder, at law or otherwise, the Company shall reimburse Placement Agent for all of Placement Agent’s reasonable out-of-pocket expenses incurred in connection with this Agreement within ten (10) business days of the delivery to the Company by the Placement Agent of a statement setting forth such expenses in reasonable detail within five (5) business days of the date of termination of Placement Agent’s engagement hereunder an amount equal to the full amount of the unpaid Expense Reimbursement

(c)          The engagement of the Placement Agent may be terminated by the Company in the event: (i) any of the representations or warranties of the Placement Agent contained herein shall prove to have been false or misleading in any material respect when made or deemed made; (ii) of the gross negligence, bad faith, or willful misconduct of the Placement Agent or its representatives; (iii) the Placement Agent shall have failed to perform any of its material obligations hereunder; or (iv) there shall occur any event which materially and adversely affects the transactions contemplated hereby not occasioned by or arising out of or in connection with any breach or failure hereunder on the part of the Company. If the Company elects to terminate the engagement of the Placement Agent pursuant to Section 10(c)(i), (ii) or (iii) above, Section 4(b) hereof shall concurrently with the delivery of the Company’s notice of termination rendered void and be of no further force or effect.

(d)          Upon termination Offering, all subscription documents and payments for the Units to be sold in the Offering not previously delivered to the subscribers therefor shall be returned to such respective subscribers without interest thereon or deduction therefrom.

SECTION 11.	Miscellaneous.

(a)          No change, amendment or supplement to, or waiver of, this Agreement or any term, provision or condition contained herein, shall be valid or of any effect unless in writing and signed by the party against whom such is asserted.

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(b)          The corporate laws of the State of New York shall govern all issues concerning this Agreement. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting the New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction. such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(c)          This Agreement constitutes the entire understanding between the parties with respect to the transactions contemplated hereby, and all prior or contemporaneous oral agreements, understandings, discussions, representations and statements are superseded by this Agreement The waiver of any particular condition precedent, provision or remedy provided by this Agreement shall not constitute the waiver of any other.

(d)          This Agreement may be executed in any number of counterparts, each of which shall be taken as one and the same instrument, to the same effect as if all the parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement identical in form hereto but having attached it to one or more additional signature pages.

(e)          The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs. legal representatives, permitted successors and permitted assigns.

(f)           If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement and this Agreement shall be amended so as to enforce the illegal, invalid or unenforceable provision to the maximum extent permitted by applicable law, and the parties shall cooperate in good faith to further modify this Agreement so as to preserve to the maximum extent possible the intended benefits to be received by the parties.

(g)          All representations. warranties and agreements of the parties hereto contained herein will survive the delivery and execution hereof and the Closing for a period of one (1) year from the date hereof, and shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any person who controls any such party within the meaning of the Securities Act, and will survive delivery of the securities constituting the Units hereunder and the delivery of the Placement Agent Warrants and any termination of this Agreement.

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(h)          The Placement Agent acknowledges and agrees that it will have access to, or become acquainted with, Confidential Information of the Company in the performance of its duties and obligations hereunder. For purposes of this Agreement, “Confidential Information” shall mean all confidential, proprietary, or trade secret information, property, or material of the Company and any derivatives, portions, or copies thereof, including, without limitation, information resulting from or in any way related to (i) the Offering; (ii) the business practices, plans, intellectual property, proprietary information, formulae, methods, practices, designs, know how, processes and procedures, software, test results, financial information, sales, customers, employees, suppliers, contracts, agreements or relationships of the Company; and (iii) any other information or material that the Company designates as Confidential Information. Placement Agent shall keep all Confidential Information in strict confidence and shall not, at any time during or for five (5) years after the expiration or earlier termination of this Agreement, without the Company’s prior written consent, disclose, publish, disseminate or otherwise make available, directly or indirectly, any item of Confidential Information to anyone. The Placement Agent shall use the Confidential Information only in connection with the performance of the Offering and for no other purpose. Notwithstanding the obligations set forth above, the Placement Agent may disclose Confidential Information to any of its employees, consultants or subcontractors who need to receive the Confidential Information in connection with the Offering, provided that the Placement Agent shall ensure that, prior to disclosing the Confidential Information, each subcontractor, consultant or employee to whom the Confidential Information is to be disclosed is made aware of the obligations contained in this Agreement and agrees to undertake, in a manner legally enforceable by the Company, to adhere to such terms of this Agreement as if it were a party thereto. Placement Agent recognizes that its threatened breach or breach of this Section 11(h) will cause irreparable harm to the Company that is inadequately compensable for through damages and that therefore, in addition to other remedies that may be available at law or equity, the Company is entitled to injunctive relief for such a threatened or actual breach of this Section 11(h). Notwithstanding the above, the Placement Agent shall not have any obligations of confidentiality with respect to any portion of Confidential Information which (i) was previously known to the Placement Agent prior to receipt from the disclosing party, (ii) is public knowledge, or becomes public knowledge in the future, other than through acts or omissions of the Placement Agent in violation of this Section 11(h), or (iii) is lawfully obtained by the Placement Agent from sources independent of the disclosing party who have a lawful right to disclose such Confidential Information. The Placement Agent may disclose Confidential Information to the extent such disclosure is reasonably necessary in complying with applicable governmental laws, rules or regulations or court orders.

(i)            Upon the listing of the Common Stock on any national securities exchange, any obligations of the Company to the Placement Agent under Sections 6(a) (iv), (v), (vi), (x),(xi), (xii) and (xiv) shall be rendered void.

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If the foregoing conforms with your understanding of the arrangements between us, please sign the copy of this letter provided in the space indicated, whereupon this letter shall constitute a binding and legal agreement between the Company and the Placement Agent.

Very truly yours,

ALZAMEND NEURO, INC.

By:	/s/ Stephan Jackman

Name: Stephan Jackman

Title: Chief Executive Officer

Accepted as of the date first above written:

SPARTAN CAPITAL SECURITIES,LLC

By:	/s/ John Lowry

Name: John Lowry

Title: Chief Executive Officer

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EXHIBIT A

USE OF PROCEEDS

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USE OF PROCEEDS

Assuming the sale by us of the Maximum Offering of $2,500,000 and estimated expenses and commissions of $495,000 and the $475,000 Spartan advisory fee pursuant to the Uplisting Agreement (which is payable once we have raised no less than $1,000,000 in gross proceeds in this Offering), the total net proceeds to us would be $1,530,000, which we currently intend to use as set forth below. We expect to focus the proceeds on advancing LiProSal™ to clinical trials. As of the date of this Memorandum, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of Common Stock. Accordingly, we will retain discretion over the use of these proceeds. The following table represents Management’s best estimate of the uses of the net proceeds received from the sale of Common Stock assuming the sale of, respectively, 100%, 75% and 50% of the Shares offered for sale in this offering.

Proceeds
	100%	75%	50%
Licensing fees, pre-clinical activities and ongoing project support for the University of South Florida and the Byrd Institute	$285,000	$285,000	$285,000
FDA consulting and active project planning management	350,000	300,000	300,000
Third-party research	151,000	151,000	-
Marketing	125,000	-	-
Legal fees	50,000	50,000	-
Salaries and advisory board fees	153,000	153,000	100,000
Working capital	416,000	69,750	27,500
TOTAL	$1,530,000	$1,008,750	$712,500

The amounts set forth above are estimates, and we cannot be certain that actual costs will not vary from these estimates. Our management has significant flexibility and broad discretion in applying the net proceeds received in this Offering. We cannot assure you that our financial performance estimates will prove to be accurate or that unforeseen events, problems or delays will not occur that would require us to seek additional debt and/or equity funding, which may not be available on favorable terms, or at all. See “Risk Factors.”

EXHIBIT B

FORM OF UPLISTING AGREEMENT